Exhibit 3(i) and 4(v)

Form 404 (revised 9/05)	Articles of Amendment Pursuant to Article 4.04, Texas Business Corporation Act	This space reserved for office use.
Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: $150		FILED In the Office of the Secretary of State of Texas Oct 16 2009 Corporations Section

Article 1 –Name

The name of the corporation is as set forth below:

Retractable Technologies, Inc.

State the name of the entity as it is currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name in Article 1.

The filing number issued to the corporation by the secretary of state is:	131149700

Article 2—Amended Name

(If the purpose of the articles of amendment is to change the name of the corporation, then use the following statement)

The amendment changes the articles of incorporation to change the article that names the corporation. The article in the Articles of Incorporation is amended to read as follows:

The name of the corporation is (state the new name of the corporation below)

The name of the entity must contain an organizational designation or accepted abbreviation of such term. The name must not be the same as, deceptively similar to, or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.

Article 3 —Amendment to Registered Agent/Registered Office

The amendment changes the articles of incorporation to change the article stating the registered agent and the registered office address of the corporation. The article is amended to read as follows:

Registered Agent of the Corporation
(Complete either A or B, but not both. Also complete C.)

☐ A.  The registered agent is an organization (cannot be corporation named above) by the name of:

OR

☐ B.  The registered agent is an individual resident of the state whose name is set forth below.

First Name	MI	Last Name	Suffix

Registered Office of the Corporation (Cannot be a P.O. Box.)

C. The business address of the registered agent and the registered office address is:
Street Address	City	State	Zip Code
TX

Form 404	4

Article 4 — Other Altered, Added, or Deleted Provisions

Other changes or additions to the articles of incorporation may be made in the space provided below. If the space provided is insufficient to meet your needs, you may incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

The attached addendum (Exhibit F) is incorporated herein by reference, replacing Exhibits F and G.

Article 4.10 shall be deleted.

Article 4.09 shall be amended to state: “The relative rights and preferences of the shares of the Series V Preferred Stock Class B are set forth in the Certificate of Designation, Preferences, Rights, and Limitations of the Series V Class B Convertible Preferred Stock of the Corporation as amended October 14, 2009, which certificate is attached hereto and incorporated herein for all purposes as Exhibit F.”

Article 5—Statement of Approval

The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

Effectiveness of Filing

A. ☑  This document will become effective when the document is filed by the secretary of state.

OR

B. ☐  This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

October 14, 2009
Date

s/ Thomas J. Shaw
Signature of Authorized Officer
By:	Thomas J. Shaw, President

Print	Reset

Form 404	5

AMENDED CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS

OF THE SERIES V CLASS B CONVERTIBLE PREFERRED STOCK

OF

RETRACTABLE TECHNOLOGIES, INC.

Pursuant to Article 2.13 of the Texas Business Corporation Act and Article Four of its Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), Retractable Technologies, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”),

DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation, as amended, and pursuant to the Texas Business Corporation Act, said Board of Directors, on April 15, 2002, at a meeting duly called and noticed adopted a resolution by all necessary action on the part of the Corporation providing for the creation of a series of Preferred Stock consisting of not more than 1,500,000 shares of Series V Class B Convertible Preferred Stock, which resolution was amended by a Board resolution dated June 20, 2002 to increase the number of shares to 3,097,855 and which resolution now reads as follows:

RESOLVED that, pursuant to the authority provided in the Corporation’s Articles of Incorporation and expressly granted to and vested in the Board of Directors of the Corporation, the Board of Directors hereby creates out of the Preferred Stock, par value One Dollar ($1.00) per share, of the Corporation a series of Preferred Stock called the Series V Class B Preferred Stock, consisting of not more than 3,097,855 shares, which shall be subordinate to the Series A Convertible Preferred and Series I through IV Class B Convertible Preferred Stock, and the Board of Directors hereby fixes the designation and the powers, preference and rights, and the qualifications, limitations, and restrictions thereof, to the extent not otherwise provided in the Corporation’s qualifications, limitations, and restrictions thereof, to the extent not otherwise provided in the Corporation’s Articles of Incorporation, as follows:

1.     Designation of Series. The designation of the series of Preferred Stock created by these resolutions shall be “Series V Class B Convertible Preferred Stock” (the “Series V Class B Preferred Stock”).

2.     Dividends on Series V Class B Preferred Stock

a.     Dividend Amount. The holders of the Series V Class B Preferred Stock shall be entitled to receive, in any calendar year, if, when, and as declared by the Board of Directors, out of any assets at the time legally available therefor and subject to the further limitations set out herein, dividends at the per annum rate of $.32 per share, all such dividends due quarterly in arrears as of the last day of each March, June, September, and December of each year, the first dividend being declarable on December 31, 2002. On each date which a dividend may be declared is hereafter called the “Dividend Date,” and each quarterly period ending with a Dividend Date is hereinafter referred to as the “Dividend Period.” Dividends shall be payable 15 calendar days after the Dividend Due Date; provided, however, that if such date on which a dividend is payable is a Saturday, Sunday, or legal holiday, such dividend shall be payable on the next following business day to the holders of record (whether singular or plural, the “Holder”).

b.     Dividends Cumulative. Dividends upon the Series V Class B Preferred Stock shall be accrued and be cumulative, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

c.     Dividend Accrual. On each Dividend Due Date all dividends which shall have accrued since the last Dividend Due Date on each share of Series V Class B Preferred Stock outstanding on such Dividend Due Date shall accumulate and be deemed to become “due.” Any dividend which shall not be paid on the Dividend Due Date on which it shall become due shall be deemed to be “past due” until such dividend shall be paid or until the share of Series V Class B Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Series V Class B Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time

1	Exhibit F

outstanding. Dividend payments made with respect to a Dividend Due Date shall be deemed to be made in payment of the dividends which became due on that Dividend Due Date.

d.     Dividend Arrearage. If a dividend upon any shares of Series V Class B Preferred Stock is in arrears, all dividends or other distributions declared upon shares of the Series V Class B Preferred Stock (other than dividends paid in stock of the Corporation ranking junior to the Series V Class B Preferred Stock as to dividends and upon liquidation, dissolution, or winding up) may only be declared pro rata. Except as set forth above, if a dividend upon any shares of Series V Class B Preferred Stock is in arrears: (i) no dividends (in cash, stock, or other property) may be paid or declared and set aside for payment upon any stock of the Corporation ranking junior to the Series V Class B Preferred Stock as to dividends (other than dividends of distributions in stock of the Corporation ranking junior to the Series V Class B Preferred Stock as to dividends and upon liquidation, dissolution, or winding up); and (ii) no preferred stock of the Corporation ranking junior to the Series V Class B Preferred Stock as to dividends may be redeemed pursuant to a sinking fund or otherwise, except (1) by means of redemption pursuant to which all outstanding shares of the Series V Class B Preferred Stock are redeemed, or (2) by conversion of any such junior stock into, or exchange of any such junior stock into, or exchange of any such junior stock for stock of the Corporation ranking junior to the Series V Class B Preferred Stock as to dividends and upon liquidation, dissolution, or winding up. Notwithstanding anything in this Certificate to the contrary, the Corporation shall be entitled to purchase any of its shares ranking junior to the Series V Class B Preferred Stock (including Common shares) on any terms it fixes, even where a dividend upon shares of Series V Class B Preferred Stock is in arrears, so long as:  (A) the cash assets of the Corporation as of its latest reporting period equals or exceeds $40,000,000 or (B) if the cash assets of the Corporation as of its latest reporting period was less than $40,000,000, the amount of funds utilized to purchase such shares within the next quarter does not exceed 25% of the value of the cash assets as of the previous reporting period.

3.     General, Class, and Series Voting Rights. Except as provided in this Section 3, or as otherwise from time to time required by law, the Series V Class B Preferred Stock shall have no voting rights.

So long as any shares of Series V Class B Preferred Stock remain outstanding, the consent of the holders of at least 51% of the shares of Series V Class B Preferred Stock outstanding at the time voting separately as a class, given in person or by proxy, either in writing at any special or annual meeting called for the purpose, shall be necessary to permit, effect, or validate any one or more of the following:

(i)    The authorization, creation, or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) ranking equal or prior to the Series V Class B Preferred Stock; or

(ii)   The amendment, alteration, or repeal, whether by merger, consolidation, or otherwise, of any of the provisions of the Articles of Incorporation or of this resolution which would alter or change the powers, preferences, or special rights of the shares of the Series V Class B Preferred Stock so as to affect them adversely; provided, however, that any increase in the amount of authorized Preferred Stock, or the creation and issuance of other series of Preferred Stock ranking junior to the Series V Class B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series V Class B Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

4.   Redemption. The outstanding shares of Series V Class B Preferred Stock shall be nonredeemable prior to the lapse of two (2) years from the date of issuance. On and after such date, the Series V Class B Preferred Stock may be redeemed at the option of the Corporation, as a whole at any time or in part from time to time, at the Redemption Price of $4.40 per share plus all dividends (whether or not declared or due) accrued and unpaid to the date of redemption (subject to the right of the holder of record of shares of Series V Class B Preferred Stock on a record date for the payment of a dividend on the Series V Class B Preferred Stock to receive the dividend due on such shares of Series V Class B Preferred Stock on the corresponding Dividend Due Date).

No sinking fund shall be established for the Series V Class B Preferred Stock.

Notice of any proposed redemption of shares of Series V Class B Preferred Stock shall be mailed by means of first class mail, postage paid, addressed to the holders of record of the shares of Series V Class B Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Corporation, at least thirty (30) days but not more than sixty (60) days prior to the date fixed for such redemption (herein referred to as the “Redemption Date”). Each such notice shall specify (i) the Redemption Date; (ii) the Redemption Price; (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price; (iv) the shares of Series V Class B Preferred Stock to be redeemed; and (v) the then effective Conversion Price (as defined below) and that the right of holders of shares of Series V Class B Preferred Stock being redeemed to exercise their conversion right shall terminate as to such shares at the close of business on the fifth day before the Redemption Date, provided that no default by the Corporation in the payment of the applicable Redemption Price (including any accrued and unpaid dividends) shall have occurred and be continuing. Any notice mailed in such manner shall be conclusively deemed to have been duly given whether or not such notice is, in fact, received. If less than all the outstanding shares of Series V Class B Preferred Stock are to be redeemed, the Corporation will select those to be redeemed by lot or by a substantially equivalent method. In order to facilitate the redemption of Series V Class B Preferred Stock to be redeemed, notice of any such proposed redemption shall not be more than sixty (60) days prior to the Redemption Date with respect thereto.

The holder of any shares of Series V Class B Preferred Stock redeemed upon any exercise of the Corporation’s redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Series V Class B Preferred Stock; and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Series V Class B Preferred Stock after its Redemption Date.

Notwithstanding anything in this Certificate to the contrary, the Corporation shall have the right to purchase shares of Series V Class B Preferred Stock from the owner of such shares on such term as may be agreeable to such owner. Shares of Series V Class B Preferred Stock may be acquired by the Corporation from any stockholder pursuant to this paragraph without offering any other stockholder an equal opportunity to sell his stock to the Corporation, and no purchase by the Corporation from any stockholder pursuant to this paragraph shall be deemed to create any right on the part of any stockholder to sell any shares of Series V Class B Preferred Stock (or any other stock) to the Corporation.

Notwithstanding the foregoing provisions of this Section 4, and subject to the provisions of Section 2 hereof, if a dividend upon any shares of Series V Class B Preferred Stock is past due, no shares of the Series V Class B Preferred Stock may be redeemed, except (i) by means of a redemption pursuant to which all outstanding shares of the Series V Class B Preferred Stock are simultaneously redeemed (or offered to be so redeemed) or pursuant to which the outstanding shares of the Series V Class B Preferred Stock are redeemed on a pro rata basis (or offered to be so redeemed), or (ii) by conversion of shares of Series V Class B Preferred Stock into, or exchange of such shares for, Common Stock or any other stock of the Corporation ranking junior to the Series V Class B Preferred Stock as to dividends and upon liquidation, dissolution, or winding up.

5.     Liquidation. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (for the purposes of this Section 5, a “Liquidation”), before any distribution of assets shall be made to the holders of the Common Stock or the holders of any other stock that ranks junior to the Series V Class B Preferred Stock in respect of distributions upon the Liquidation of the Corporation, the holder of each share of Series V Class B Preferred Stock then outstanding shall be entitled to $4.40 per share plus all dividends (whether or not declared or due) accrued and unpaid on such share on the date fixed for the distribution of assets of the Corporation to the holders of Series V Class B Preferred Stock.

If upon any Liquidation of the Corporation, the assets available for distribution to the holder of Series V Class B Preferred Stock which shall then be outstanding (hereinafter in this paragraph called the “Total Amount Available”) shall be insufficient to pay the holders of all outstanding shares of Series V Class B Preferred Stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid ratably to the holders of the Series V Class B Preferred Stock in connection with such Liquidation of the Corporation, an amount equal to each holder’s pro rata share of the Total Amount Available.

The voluntary sale, conveyance, lease, exchange, or transfer of all or substantially all the property or assets of the Corporation, or the merger or consolidation of the Corporation into another corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for the purposes of this Section 5 (unless in connection therewith the Liquidation of the Corporation is specifically approved).

6.    Conversion Privilege. At any time after issuance of any share of Series V Class B Preferred Stock, the holder of any share of Series V Class B Preferred Stock (“Holder”) shall have the right, at such Holder’s option (but if such share is called for redemption or exchange at the election of the Corporation, then in respect of such share only to and including but not after the close of business on (i) the fifth calendar day before the date fixed for such redemption; or (ii) the date fixed for such exchange, provided that the Corporation has set aside funds sufficient to effect such redemption) to convert such share into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $4.00 by the Conversion Rate then in effect.

a.     Conversion Rate. Each share of Series V Class B Preferred Stock may be converted, subject to the terms and provisions of this paragraph 6 into one (1) share of the Corporation’s Common Stock, which is a price equal to one share of Common Stock for each $4.00 of Series V Class B Preferred Stock or, in case an adjustment of such rate has taken place pursuant to the provisions of subdivision (f) of this paragraph 6, then at the Conversion Rate as last adjusted (such rate or adjusted rate, shall be expressed as the number of shares of Common Stock to be acquired upon conversion of one share of Series V Class B Preferred Stock, and shall be referred to herein as the “Conversion Rate”) (“Conversion Price”). Each share of Series V Class B Preferred Stock shall be Convertible into Common Stock by surrender to the Corporation of the certificate representing such shares of Series V Class B Preferred Stock to be converted by the Holder and by giving written notice to the Corporation of the Holder’s election to convert.

The Corporation shall, as soon as practicable after receipt of such written notice and the proper surrender to the Corporation of the certificate or certificates representing shares of Series V Class B Preferred Stock to be converted in accordance with the above provisions, issue and deliver for the benefit of the Holder at the office of the Corporation’s duly appointed transfer agent (the “Transfer Agent”) to the Holder for whose account such shares of Series V Class B Preferred Stock were so surrendered or to such Holder’s nominee or nominees, certificates for the number of shares of Common Stock to which the Holder shall be entitled. The certificates of Common Stock of the Corporation issued upon conversion shall bear such legends as may be required by state or federal laws. Such conversion shall be deemed to have been effective immediately prior to the close of business on the date on which the Corporation shall have received both such written notice and the properly surrendered certificates for shares of Series V Class B Preferred Stock to be converted (the “Conversion Date”), and at such time the rights of the Holder shall cease and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion of such shares of Series V Class B Preferred Stock shall be deemed to be, and shall be treated for all purposes as, the record Holder or Holders of such Common Stock on the Conversion Date. The Corporation shall not be required to convert, and no surrender of shares of Series V Class B Preferred Stock or written notice of conversion with respect thereto shall be effected for that purpose, while the stock transfer books of the Corporation are closed for any reasonable business purpose for any reasonable period of time, but shall be required to convert upon the proper surrender of shares of Series V Class B Preferred Stock for conversion immediately upon the reopening of such books. During the period in which the stock transfer books of the Corporation are closed, the Corporation may neither declare a dividend, declare a record date for payment of dividends, nor make any payment of dividends.

b.     Dividends. If any shares of Series V Class B Preferred Stock shall be converted during any dividend payment period, the Holder shall be entitled to all dividends accrued up to and through such Conversion Date, at the rate set forth herein, whether or not there has been a Dividend Date, as set forth in paragraph 2 hereof.

c.     Cancellation. Series V Class B Preferred Stock converted into Common Stock pursuant to the provisions of this paragraph 6 shall be retired by the Corporation and given the status of authorized and unissued Preferred Stock.

d.     Reissuance if Conversion is Partial. In the case of any certificate representing shares of Series V Class B Preferred Stock which is surrendered for conversion only in part, the Corporation shall issue and deliver to the Holder a new certificate or certificates for Series V Class B Preferred Stock in the amount of Series V Class B Preferred Stock equal to the unconverted shares of the Series V Class B Preferred Stock represented by the certificate so surrendered.

e.     Reservations of Shares. The Corporation shall at all times during which shares of Series V Class B Preferred Stock may be converted into Common Stock as provided in this paragraph (e), reserve and keep available, out of any Common Stock held as treasury stock or out of its authorized and unissued Common Stock, or both, solely for the purpose of delivery upon conversion of the shares of Series V Class B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be sufficient to effect the conversion of all shares of Series V Class B Preferred Stock from time to time outstanding, and shall take such action as may from time to time be necessary to ensure that such shares of Common Stock will, when issued upon conversion of Series V Class B Preferred Stock, be fully paid and nonassessable.

f.     Adjustment of Conversion Rate. The Conversion Rate provided in subdivision (a) of this paragraph 6, in respect of Series V Class B Preferred Stock, shall be subject to adjustments from time to time as follows:

(i)    While any shares of Series V Class B Preferred Stock shall be outstanding, in case the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or issue, by reclassification of its shares of Common Stock, any shares of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares which it would have owned or been entitled to receive after the happening of any of the events described above, had such shares of Series V Class B Preferred Stock been converted immediately prior to the happening of such event, such adjustment to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination or reclassification, as the case may be, becomes effective.

(ii)   In case the Corporation shall be consolidated with, or merge into, any other corporation, and the Corporation does not survive, proper provisions shall be made as a part of the terms of such consolidation or merger, whereby the Holder shall thereafter be entitled, upon exercise of such Holder’s conversion rights, to receive the kind and amount of shares of stock or other securities of the Corporation resulting from such consolidation or merger, or such other property, as the Holder would have received if such conversion rights were exercised immediately prior to the effectiveness of such merger or consolidation.

(iii)  In the event the Corporation at any time makes or issues, a record date for the determination of holders of Common Stock entitled to receive, a dividend distribution payable in additional shares of Common Stock or Common Stock Equivalents (as defined in subparagraph (iv) of this paragraph 6(f)) which does not provide for the payment of any consideration upon the issuance, conversion or thereof, without a corresponding dividend or other distribution to the Holder, based upon the number of shares of Common Stock into which the Series V Class B Preferred Stock is convertible, then and in each such event the Conversion Rate then in effect will be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion rate by a fraction:

(A)  The numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution (which, in the case of Common Stock Equivalents, shall mean the maximum number of shares of Common Stock issuable with respect thereto, as set forth in the instrument relative thereto without regard to any provision for subsequent adjustment); and

(B)  The denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate will be recomputed accordingly as of the close of business on such record date, and thereafter such Conversion Rate will be adjusted pursuant to this subparagraph (iii) as of the time of actual payment of such dividends or distributions.

(iv)  In the event the Corporation at any time makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable to all holders of Common Stock in securities of the Corporation or Common Stock Equivalents, then, upon making such dividend or distribution, provisions will be made so that the Holder will receive the amount of securities of the Corporation which it would have received had its Series V Class B Preferred Stock been converted into Common Stock on the date of such event.

(v)   In the event the Corporation sells or issues any Common Stock, or sells or issues Common Stock Equivalents which can be converted into Common Stock at a per share consideration (as defined below in this subparagraph (v) of paragraph 6(f)) less than the Stipulated Price then in effect, then the Holder shall be entitled to purchase from the Corporation in cash (for the same per share consideration at which such Common Stock was issued or the per share price at which a share of Common Stock is acquirable upon exercise or conversion of Common Stock Equivalents) that additional number of shares of Common Stock which, when added to the number of shares of Common Stock acquirable by the Holder upon conversion of any shares of Series V Class B Preferred Stock outstanding and held by such Holder immediately before such issue or sale (the “Acquirable Shares”), will equal a percentage of the number of shares of Common Stock Deemed Outstanding (as defined herein) immediately after such sale or issuance that is the same as the percentage of the number of shares of Common Stock Deemed Outstanding immediately before such issuance or sale represented by the Acquirable Shares. This right shall exist for a 45-day period following the sale or issuance of shares of Common Stock or Common Stock Equivalents, and thereafter shall cease to exist.

For the above purposes, the per share consideration with respect to the sale or issuance of Common Stock will be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents which are convertible into or exchangeable for Common Stock without further consideration, the per share consideration will be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) into the aggregate consideration receivable by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration will be determined by dividing the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents into the total aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum aggregate amount of additional consideration received by the Corporation upon the conversion or exercise of such Common Stock Equivalents. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for noncash consideration, the amount of consideration will be the fair market value of such consideration as determined in good faith by the Board of Directors of the Corporation.

(vi)  As used herein, the term “Stipulated Price” means initial price of $4.00 per share of Common Stock, as adjusted from time to time pursuant to subparagraph (viii) of this paragraph 6(f); and the term “Common Stock Equivalent” means any securities (whether debt or equity securities) or rights issued by the Corporation convertible into or entitling the holder thereof to receive shares of, or securities convertible into, Common Stock. The number of shares of “Common Stock Deemed Outstanding” at any date shall equal the sum of the number of shares of Common Stock then outstanding plus the number of shares of Common Stock then obtainable pursuant to Common Stock Equivalents.

(vii) In the event the Corporation declares any dividend or distribution payable to holders of its Common Stock (other than dividends payable out of the Corporation’s retained earnings or earned surplus and dividends payable in shares of Common Stock or in securities convertible into or exchangeable for shares of Common Stock or rights or warrants to purchase Common Stock or securities convertible into or exchangeable for shares of Common Stock or any other securities issued by the Corporation), the Conversion Rate in effect immediately prior to the record date for such dividend or distribution shall be proportionately adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock into which such shares of Common Stock or Preferred Stock was convertible immediately prior to such record date multiplied by a fraction, the numerator of which is the fair market value of a share of Common Stock on such record date and the denominator of which is such per share fair market value of a share of Common Stock on such record date less the fair market value on such record date of the securities or other property which are distributed as a dividend or other distribution. The term “fair market value” of a share of Common Stock or of any other security or other type of property on any date means (A) in the case of Common Stock or any other security (I) if the principal trading market for such Common Stock or other security is an exchange or the NASDAQ national market on such date, the closing price on such exchange or the NASDAQ national market on such date, provided, if trading of such Common Stock or other security is listed on any consolidated tape, the fair market value shall be the closing price set forth on such consolidated tape on such date, or (II) if the principal market for such Common Stock or other security is the over-the-counter market (other than the NASDAQ national market) the mean between the closing bid and asked prices on such date as set forth by NASDAQ or (B) in the case of Common Stock or any other security for which the fair market value cannot be determined pursuant to clause (A) above or of any other security or type of property, fair market value thereof on such date as determined in good faith by the Board of Directors.

(viii)  Whenever the Conversion Rate is adjusted pursuant to this paragraph 6(f), the Stipulated Price shall also be adjusted by multiplying it by a fraction that is the reciprocal of the fraction used to adjust the Conversion Rate.

(ix)  The Corporation will not, by amendment of its Articles of Incorporation or through any dissolution, issuance, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all the provisions of this paragraph and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

(x)   No adjustment in the Conversion Rate shall be required, unless such adjustment would require an increase or decrease of at least one (1) share of Common Stock in the Conversion Rate of one share of Series V Class B Preferred Stock, provided that all adjustments which do not meet this minimum requirement cumulated and the adjustment will be made when the cumulated total is sufficient to require an adjustment. All calculations made pursuant to this subparagraph (x) of paragraph 6(f) shall be made to the nearest 1/100th of a share of Common Stock.

g.     Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of shares of Series V Class B Preferred Stock but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the current market price of a whole share of Common Stock on the day preceding the day of conversion.

h.     Statement to Transfer Agent. Whenever the Conversion Rate for shares of Series V Class B Preferred Stock shall be adjusted pursuant to the provisions of paragraph 6(f) hereof, the Corporation shall forthwith maintain at its office and, if applicable, file with the Transfer Agent for shares of Series V Class B Preferred Stock and for shares of Common Stock, a statement signed by the President of the Corporation and by its Treasurer, stating the adjusted Conversion Rate and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment, such calculations to be confirmed by the Corporation’s independent Accountants, and stating the facts on which the calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

7.             Registration Rights

a.             Piggyback Registration. The Corporation, for a period ending six months after the last share of Series V Class B Preferred Stock is redeemed, retired, converted, or otherwise no longer outstanding, will give written notice to the holder not less than 20 days in advance of the initial filing of any registration statement under the Securities Act of 1933, as amended (other than a registration statement pertaining to securities issuable pursuant to employee stock option, stock purchase, or similar plans or a registration statement pertaining to securities issuable in connection with the acquisition of a business, whether through a merger, consolidation, acquisition of assets, or exchange of securities), covering any Common Stock or other securities of the Corporation, and will afford the holder the opportunity to have included in such registration all or such part of the shares of Common Stock acquired upon conversion of Series V Class B Preferred Stock, as may be designated by written notice to the Corporation not later than ten days following receipt of such notice from the Corporation. The Corporation shall be entitled to exclude the shares of Common Stock held by the holder from any one, but not more than one, such registration if the Corporation in its sole discretion decides that the inclusion of such shares will materially interfere with the orderly sale and distribution of the securities being offered under such registration statement by the Corporation. Notwithstanding the foregoing, the Corporation shall not be entitled to exclude the shares of Common Stock held by the Holder if shares of other shareholders are being included in any such registration statement and, in such circumstances, the Holder shall be entitled to include the shares of Common Stock held by them on a pro-rata basis in the proportion that the number of shares of Common Stock held by the Holder bears to the shares of Common Stock held by all other shareholders, including shares in such registration statement. The Holder shall not be entitled to include shares in more than two registration statements pursuant to the provisions of this subdivision (a) of paragraph 7, and all rights of the Holder under this subdivision (a) of paragraph 7 shall terminate after the Holder has included shares of Common Stock in two registration statements pursuant to this subdivision (a) of paragraph 7.

b.             Expenses. The Corporation will pay all out-of-pocket costs and expenses of any registration effected pursuant to the provisions of subdivision (a) of this paragraph 7, including registration fees, legal fees, accounting fees, printing expenses (including such number of any preliminary and the final prospectus as may be reasonably requested), blue sky qualification fees and expenses, and all other expenses, except for underwriting commissions or discounts applicable to the shares of Common Stock being sold by the Holder and the fees of counsel for the Holder, all of which shall be paid by the Holder.

c.             Notwithstanding anything to the contrary contained herein, in the event that the Corporation files an initial registration statement under the Securities Act of 1933, as amended (other than a registration statement pertaining to securities issuable in connection with the acquisition of a business, whether through merger, consolidation, acquisition of assets, or exchange of securities), concerning any Common Stock of the Corporation, it may, at its option, at any time within 180 days after the initial registration statement is deemed effective, demand the conversion of the Series V Class B Convertible Preferred shares into that number of fully paid and nonassessable shares of Common Stock as provided herein.

8.             Reports

So long as any of the Series V Class B Preferred Stock shall be outstanding, the Corporation shall submit to the Holder financial reports no less frequently than annually.

9.             Miscellaneous

a.             As used herein, the term “Common Stock” shall mean the Corporation’s Common Stock, no par value, or, in the case of any reclassification or change of outstanding shares of Common Stock, the stock or securities issued in exchange for such Common Stock.

b.            The shares of Series V Class B Preferred Stock shall be fully transferable by the Holder thereof, subject to compliance with the applicable provisions of federal and state securities laws.

IN WITNESS WHEREOF, RETRACTABLE TECHNOLOGIES, INC. has caused its corporate seal to be hereunto affixed and this Amended Certificate to be signed by its President and Secretary this 14th day of October, 2009.

s/ Thomas J. Shaw

Thomas J. Shaw
[ RTI Seal ]	President

ATTEST:

s/ Michele M. Larios

Michele M. Larios
Secretary